Exhibit 99.1

Investor Relations

+1 (937) 458-6600

ROBBINS & MYERS ANNOUNCES THIRD QUARTER 2012 RESULTS AND

DIVIDEND

Strong Cash Flow, Share Repurchase Announced, $147 million of Cash on Hand

HOUSTON, TEXAS, June 26, 2012…Robbins & Myers, Inc. (NYSE: RBN) today reported diluted net earnings per share from continuing operations (DEPS) of $1.02 for its fiscal third quarter ended May 31, 2012. These results included favorable benefits of $0.07 from tax accrual adjustments, along with benefits from a legal settlement that accounted for $0.03 of the earnings. This compares with $0.41 from continuing operations in the prior year third quarter, or $0.53 after adjusting for one-time charges relating to the acquisition of T-3 Energy Services, Inc. (T-3). The prior year results also include a tax charge of $0.15. Excluding the impact of these items DEPS was $0.92 compared with $0.68 in the prior year period, an increase of 35%.

Consolidated sales were $266 million in the third quarter of 2012 as compared with $237 million in the third quarter of 2011. Excluding the impact of currency translation sales grew $34 million, or 14%, over the prior year period. The Company reported third quarter 2012 orders of $286 million, an increase of 10% over the prior year period excluding the impact of currency translation. Third quarter ending backlog increased to $315 million, up from $301 million at the end of the second quarter and $248 million at the end of the third quarter of the prior year. Each of Robbins & Myers’ business platforms achieved solid growth.

Third quarter 2012 earnings before interest and taxes (EBIT) were $62 million, including a $2 million favorable legal settlement, and significantly higher than the adjusted EBIT of $47 million reported in the third quarter of 2011. EBIT margin of 23.2% in the third quarter of 2012 was substantially higher than the 19.8% adjusted EBIT margin in the prior year period, as a result of improved profitability in each business platform and 70 basis points from the legal settlement. The Company reported EBITDA of $69 million in the third quarter of 2012, compared with adjusted EBITDA of $54 million in the third quarter of fiscal 2011. Each business segment showed improved profitability as a result of additional volume, and the Process & Flow Control group benefitted from price and cost improvements.

“We are pleased with performance in both of our business segments,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “The Energy Services segment had outstanding operating performance and built backlog despite rig count growth stalling along with declining crude oil prices. This pause in U.S. rig count growth has been offset somewhat by rig intensity as the footage drilled in the U.S. continues to increase. However, our short-term outlook is more cautious due to overall concerns around global economic growth and the impact this has had on crude oil prices. In the Process & Flow Control segment we continue to see stronger demand in the chemical and industrial markets, as evidenced by orders this quarter. We have steadily improved operating performance in this segment by leveraging incremental sales volume and recovering margin with a sharper focus on regional pricing opportunities and cost controls.”

Robbins & Myers generated $61 million of cash from operating activities in the third quarter of fiscal 2012 compared with $39 million in the prior year same quarter. The increase was primarily attributable to higher net income from continuing operations in 2012.

Updated Guidance

Based on recent financial performance, Robbins & Myers narrowed its fiscal 2012 DEPS forecast from $3.40-$3.60 to $3.45-$3.55. For the fourth quarter the Company expects to earn $0.90-$1.00, which excludes approximately $0.08 of higher than normal tax cost related to structural tax changes that are expected to benefit future years. Overall, the effective tax rate for all of 2012 is expected to be at a normalized rate slightly below the U.S. statutory rate of 35%.

Third Quarter Results by Segment

All comparisons are made against the comparable year-ago quarterly period unless otherwise stated.

The Company’s Energy Services segment reported orders of $176 million, an increase of $9 million over the prior year period excluding the impact of currency. Sales were $175 million in the third quarter and $32 million over the prior year period, an increase of 22% excluding currency impacts, EBIT was $55 million or 31.7% of sales, which included the favorable legal settlement of $2 million, compared with adjusted EBIT of $44 million or 30.2% of sales in the prior year period. Ending backlog was $172 million, slightly higher than at the end of the second quarter.

The Process & Flow Control segment reported orders increased $19 million over the prior year period to $110 million in this quarter, or 20% excluding currency impacts. The increase was primarily due to improving demand for capital goods in the chemical markets. Sales of $91 million were $2 million, or 2%, higher than the prior year excluding currency impacts. The segment reported $10 million of EBIT in the third quarter of 2012, 10.9% of sales, as compared with $9 million or 9.9% of sales in the prior year period. Backlog rose to $143 million from $129 million at the end of the second quarter.

Share Repurchase Completed/New Program Authorized

During the third quarter of 2012 Robbins & Myers repurchased 1.4 million of the authorized 4.0 million shares at an average price of $47.45 per share. Subsequent to the end of the quarter the Company repurchased an additional 0.5 million shares at an average price of $45.23, substantially completed the program. In total, 4.0 million shares were repurchased at an average price of $47.07 per share.

The Company also announced that its Board of Directors authorized a new program for the Company to repurchase up to an additional two million shares. Repurchases will generally be made in the open market or in privately negotiated transactions that will not exceed prevailing market prices, subject to regulatory considerations and market conditions, and will be funded from the Company’s available cash and credit facilities. The program will expire when we have repurchased all the authorized shares, unless terminated earlier by a Board resolution

Conference Call to Be Held Today, June 26 at 1:00 PM (Central)

A conference call to discuss the third quarter 2012 financial results is scheduled for 1:00 PM Central (2:00 PM Eastern) on Tuesday, June 26, 2012. The call can be accessed at www.robn.com or by dialing 800-591-6945 (US/Canada) or +1-617-614-4911, using conference ID #40739719. Replays of the call can be accessed by dialing 888-286-8010 (US/Canada) or +1-617-801-6888, both using replay ID #84602291.

Dividend Declared

Robbins & Myers also announced today that its Board of Directors approved its regular quarterly cash dividend payment of $0.05 per share. The dividend is payable on August 10, 2012 to shareholders of record as of July 11, 2012.

About Robbins & Myers

Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.

In this release the Company refers to EBIT, EBITDA, adjusted EBIT, adjusted EBITDA and adjusted DEPS which are non-GAAP measures. The Company uses these measures to evaluate its performance and believes these measures are helpful to investors in assessing its performance. A reconciliation of these amounts to net income from continuing operations is included herein. EBIT and EBITDA are not measures of cash available for use by the Company.

Forward-Looking Statements

Statements set forth in this press release that are not historical facts, including statements regarding future financial performance, future market demand, future benefits to shareholders, future economic and industry conditions, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the Company’s control, which could cause actual benefits, results, effects and timing to differ materially from the results predicted or implied by the statements. These risks and uncertainties include, but are not limited to: changes in the demand for or the price of oil and/or natural gas; a significant decline in capital expenditures within the markets served by the Company; the failure of our Energy Services products used in oil and gas exploration, development and production; the possibility of product liability lawsuits that could harm our businesses; the ability to realize the benefits of restructuring programs; increases in competition; changes in the availability and cost of raw materials; foreign exchange rate fluctuations as well as economic or political instability in international markets and performance in hyperinflationary environments, such as Venezuela; work stoppages related to union negotiations; customer order cancellations; events or circumstances which result in an impairment of, or valuation against, assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to offshore drilling and hydraulic fracturing, and export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; proposed changes in U.S. tax law which could impact our future tax expense and cash flow and decline in the market value of our pension plans’ investment portfolios; and other important risk factors discussed more fully in Robbins & Myers’ Annual Report on Form 10-K for the year ended August 31, 2011; its recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K; and other reports filed from time to time with the SEC. Robbins & Myers does not undertake any obligation to revise or update publicly any forward-looking statements for any reason.

ROBBINS & MYERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

(in thousands)	May 31, 2012	August 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$146,677	$230,606
Accounts receivable	177,234	166,511
Inventories	164,329	151,463
Other current assets	11,198	11,247
Deferred taxes	18,678	18,674

Total Current Assets	518,116	578,501

Goodwill & Other Intangible Assets	774,370	798,719
Deferred Taxes	24,418	26,344
Other Assets	13,208	13,776
Property, Plant & Equipment	166,717	165,626

	$1,496,829	$1,582,966

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$94,013	$84,761
Accrued expenses	94,121	91,253
Current portion of long-term debt	201	421

Total Current Liabilities	188,335	176,435

Long-Term Debt - Less Current Portion	—	24
Deferred Taxes	131,174	131,697
Other Long-Term Liabilities	81,975	108,391
Total Equity	1,095,345	1,166,419

	$1,496,829	$1,582,966

ROBBINS & MYERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENT

(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
(in thousands, except per share data)	2012	2011	2012	2011
Sales	$266,337	$237,058	$759,586	$561,642
Cost of sales	162,865	150,984	458,634	356,887

Gross profit	103,472	86,074	300,952	204,755
Selling, general and administrative expenses	41,622	44,564	129,362	109,679
Other expense	—	2,828	—	16,140

Income before interest and income taxes (EBIT)	61,850	38,682	171,590	78,936
Interest expense (income), net	36	56	(14)	39

Income from continuing operations before income taxes	61,814	38,626	171,604	78,897
Income tax expense	17,407	19,431	53,253	33,150

Net income from continuing operations	44,407	19,195	118,351	45,747
Income from discontinued operations, net of tax	—	52,035	—	53,637

Net income including noncontrolling interest	44,407	71,230	118,351	99,384
Less: Net income attributable to noncontrolling interest	180	275	751	796

Net income attributable to Robbins & Myers, Inc.	$44,227	$70,955	$117,600	$98,588

Net income per share from continuing operations:
Basic	$1.03	$0.41	$2.64	$1.14
Diluted	$1.02	$0.41	$2.62	$1.13

Net income per share:
Basic	$1.03	$1.56	$2.64	$2.50
Diluted	$1.02	$1.54	$2.62	$2.48

Weighted average common shares outstanding:
Basic	43,097	45,616	44,628	39,449
Diluted	43,291	45,965	44,837	39,812

ROBBINS & MYERS, INC. AND SUBSIDIARIES

CONDENSED BUSINESS SEGMENT INFORMATION FOR CONTINUING OPERATIONS

(Unaudited)

	Three Months Ended			Nine Months Ended
	May 31,	May 31,		May 31,	May 31,
(in thousands)	2012	2011		2012	2011
Customer Sales
Energy Services	$175,006	$144,236		$489,771	$310,496
Process & Flow Control	91,331	92,822		269,815	251,146

Total	$266,337	$237,058		$759,586	$561,642

Income Before Interest and Income Taxes (EBIT) (4)
Energy Services	$55,495	$35,276	(1)	$153,218	$79,750	(2)
Process & Flow Control	9,995	9,158		29,586	21,270
Corporate and Eliminations	(3,640)	(5,752)		(11,214)	(22,084	)(3)

Total	$61,850	$38,682		$171,590	$78,936

Depreciation and Amortization
Energy Services	$4,985	$8,108		$16,621	$17,267
Process & Flow Control	2,094	2,044		6,184	6,207
Corporate and Eliminations	87	97		259	243

Total	$7,166	$10,249		$23,064	$23,717

Customer Orders
Energy Services	$175,934	$168,150		$541,602	$352,015
Process & Flow Control	109,885	94,516		292,441	262,237

Total	$285,819	$262,666		$834,043	$614,252

Backlog
Energy Services	$172,283	$122,196		$172,283	$122,196
Process & Flow Control	142,730	125,722		142,730	125,722

Total	$315,013	$247,918		$315,013	$247,918

(1)	Includes merger related costs of $2.8 million associated with backlog amortization and $5.4 million of expense due to inventory write-up values recorded in cost of sales.
(2)

Includes merger related costs of $3.0 million associated with employee termination benefits, $7.2 million related to backlog amortization; and $9.5 million of expense due to inventory write-up values recorded in cost of sales.

(3)	Includes costs of $5.9 million due to merger related professional fees and accelerated equity compensation expense.
(4)

EBIT is a non-GAAP measure. The Company uses this measure to evaluate its performance and believes this measure is helpful to investors in assessing its performance. A reconciliation of this measure to net income is included in our Condensed Consolidated Income Statement. EBIT is not a measure of cash available for use by the Company.

ROBBINS & MYERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
(in thousands)	2012	2011	2012	2011
Operating activities:
Net income including noncontrolling interest	$44,407	$71,230	$118,351	$99,384
Depreciation and amortization	7,166	10,655	23,064	25,390
Gain on sale of businesses	—	(53,357)	—	(53,357)
Working capital	8,725	2,421	(17,763)	(53,442)
Other changes, net	802	7,591	(16,172)	7,733

Cash provided by operating activities	61,100	38,540	107,480	25,708

Investing activities:
Business acquisition, net of cash acquired	—	—	—	(90,410)
Proceeds from sale of businesses	—	89,247	—	89,247
Capital expenditures, net of nominal disposals	(5,426)	(7,026)	(20,806)	(14,223)

Cash (used) provided by investing activities	(5,426)	82,221	(20,806)	(15,386)

Financing activities:
Payments of debt, net	(50)	(728)	(244)	(3,097)
Share repurchase program	(68,298)	—	(163,278)	—
Dividends paid	(2,144)	(2,053)	(6,471)	(5,493)
Proceeds from issuance of common stock and other, net	5,321	7,319	6,445	22,905

Cash (used) provided by financing activities	(65,171)	4,538	(163,548)	14,315
Exchange rate impact on cash	(3,209)	(4,014)	(7,055)	(1,784)

(Decrease) increase in cash	(12,706)	121,285	(83,929)	22,853
Cash and cash equivalents at beginning of period	159,383	50,781	230,606	149,213

Cash and cash equivalents at end of period	$146,677	$172,066	$146,677	$172,066

ROBBINS & MYERS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS TO EBIT,
ADJUSTED EBIT AND ADJUSTED EBITDA

RECONCILIATION OF DILUTED EARNINGS PER SHARE (DEPS) FROM CONTINUING OPERATIONS TO ADJUSTED DEPS FROM CONTINUING OPERATIONS

(Unaudited)

	Three Months Ended
	May 31, 2012		May 31, 2011
( $ in thousands, except per share data)		Per Share		Per Share
CONSOLIDATED:
Net income from cont. operations attributable to R&M / Diluted EPS from cont. operations	$44,227	$1.02	$18,920	$0.41
Net income attributable to noncontrolling interest	180		275
Income tax expense	17,407		19,431
Interest expense, net	36		56

EBIT	61,850		38,682

Merger related costs:
Backlog amortization	—		2,828
Inventory write-up expensed in cost of sales	—		5,396

	—	—	8,224	0.12

Adjusted EBIT	61,850		46,906
Adjusted EBIT margin	23.2%		19.8%

Depreciation and amortization from cont. operations, excluding backlog amortization	7,166		7,421

Adjusted EBITDA	$69,016		$54,327

Adjusted Diluted EPS from cont. operations for T-3 acquisition		$1.02		$0.53
Legal settlement		(0.03)		—
Tax accrual adjustments		(0.07)		0.15

		$0.92		$0.68

ENERGY SERVICES SEGMENT:
EBIT			$35,276
Backlog amortization			2,828
Inventory write-up expensed in cost of sales			5,396

Adjusted EBIT			$43,500

Adjusted EBIT margin			30.2%

EBIT, adjusted EBIT, adjusted EBIT margin %, adjusted EBITDA and adjusted diluted EPS from continuing operations are non-GAAP financial measures. The Company uses these measures to evaluate its businesses, and allocates resources to its businesses based on EBIT. EBIT is not, however, a measure of performance calculated in accordance with accounting principles generally accepted in the United States and should not be considered as an alternative to net income as a measure of our operating results. EBIT, adjusted EBIT, EBITDA and adjusted EBITDA are not a measure of cash available for use by the Company. Adjusted diluted EPS from continuing operations should not be considered as an alternative to reported net income as an indicator of performance.